Exhibit 99.1

Contact: Mark J. Grescovich, President & CEO Lloyd W. Baker, CFO (509) 527-3636
News Release

BANNER ANNOUNCES COMPLETION OF BRANCH ACQUISITION

Walla Walla, WA – June 23, 2014 - Banner Corporation (NASDAQ GSM: BANR), the parent company of Banner Bank and Islanders Bank, announced today that Banner Bank completed the previously announced purchase of six branches of Umpqua Bank, an Oregon state-chartered bank, and successor to Sterling Savings Bank, a Washington state-chartered bank.  Five of the six branches are located in Coos County, Oregon and the sixth branch is located in Douglas County, Oregon.  In connection with the purchase, Banner Bank acquired approximately $211 million in deposits and $83 million in loans and related assets.

“We are pleased to welcome new clients and employees to the Banner Bank family in connection with the expansion of our Pacific Northwest franchise, specifically in Oregon, as a result of the completion of this transaction,” said Mark Grescovich, Banner Bank President and Chief Executive Officer.  At Banner, we strive to provide great financial services to our clients and believe our new colleagues and clients will soon come to realize that Banner is a special place to work and bank.”  Banner was recently included on the Forbes list of the 50 most trustworthy financial companies and is the only company headquartered in the Pacific Northwest to be included on the list.

About the Company

Banner Corporation is a $4.49 billion bank holding company operating two commercial banks in Washington, Oregon and Idaho.  Banner serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans.  Visit Banner Bank on the Web at www.bannerbank.com.

This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.  Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in Banner Corporation’s expectations of results or any change in events.